Simpson Thacher & Bartlett LLP
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November 8, 2023

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard

Bridgewater, New Jersey 08807

Ladies and Gentlemen:

We have acted as counsel to Amneal Pharmaceuticals, Inc. (formerly known as Amneal NewCo Inc.), a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-263225) (the “Registration Statement”), originally filed by Amneal Intermediate Inc. (formerly known as Amneal Pharmaceuticals, Inc.), a Delaware corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling stockholders of shares of Class A common stock, par value $0.01 per share, of the Predecessor Registrant.

The Company became the successor to the Predecessor Registrant on November 8, 2023 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly owned subsidiary, Amneal Merger Sub 1 Inc., a Delaware corporation (the “Merger Sub”), with the Predecessor Registrant being the surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company.

Simpson Thacher & Bartlett LLP

Amneal Pharmaceuticals, Inc.	- 2 -	November 8, 2023

The Registration Statement, as amended by the Post-Effective Amendment, relates to the sale by certain selling stockholders of shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company. The Shares may be sold from time to time as set forth in the Registration Statement, as amended by the Post-Effective Amendment, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement; the Post-Effective Amendment; and the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission and incorporated by reference in the Post-Effective Amendment. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Simpson Thacher & Bartlett LLP

Amneal Pharmaceuticals, Inc.	- 3 -	November 8, 2023

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP